Exhibit 99.2

Exagen Inc. Announces Pricing of Public Offering of Common Stock

March 22, 2021

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today announced the pricing of an underwritten public offering of 3,700,000 shares of its common stock at a price to the public of $16.25 per share. All of the shares to be sold in the offering are to be sold by Exagen. The gross proceeds to Exagen from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be $60.1 million. In addition, Exagen has granted the underwriters a 30-day option to purchase up to an additional 555,000 shares of common stock. The offering is expected to close on or about March 25, 2021, subject to the satisfaction of customary closing conditions.
Exagen intends to use the net proceeds from the proposed offering for the development of Multi-omics capabilities, including build out of its clinical laboratory, advancement of its product pipeline, including to support development of tests for fibromyalgia, RA, thrombosis and lupus nephritis, enhancement of intellectual property protection for its technologies, and for working capital and other general corporate purposes. Exagen may also use a portion of the net proceeds to in-license, acquire, or invest in complementary businesses, technologies, products or assets; however, it has no current commitments or obligations to do so.
Cowen, William Blair and Cantor are acting as joint bookrunning managers for the offering. Canaccord Genuity is also acting as bookrunning manager for the offering. BTIG is acting as lead manager for the offering.
The securities described above are being offered by Exagen pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to this offering were filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC. The offering may be made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or from William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606,

telephone: 1-800-621-0687, or by email: prospectus@williamblair.com; or from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, New York 10022, by telephone at 212-829-7122 or by email at prospectus@cantor.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus.
Forward Looking Statements
Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding Exagen’s expectations of market conditions and the satisfaction of customary closing conditions related to the public offering, the expected closing of the offering and the anticipated use of proceeds therefrom. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties inherent in Exagen’s business, including those described in the company’s prior press releases and the Company’s filings with the SEC, including under the heading “Risk Factors” in the company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors
Westwicke Partners

Mike Cavanaugh
Mike.Cavanaugh@westwicke.com
646.677.1838

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514